Exhibit (j)(1) under Form N-1A

Exhibit 23 under Item 601/Reg. S-K

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in each Prospectus and “Independent Registered Public Accounting Firm” in each Statement of Additional Information in Post-Effective Amendment Number 26 to the Registration Statement (Form N-1A, No. 333-128884) of Federated Managed Pool Series, and to the incorporation by reference of our reports, dated February 25, 2013, on Federated Corporate Bond Strategy Portfolio, Federated Mortgage Strategy Portfolio, and Federated High-Yield Strategy Portfolio (three of the portfolios constituting Federated Managed Pool Series) included in the Annual Shareholder Reports for the fiscal year ended December 31, 2012.

/s/ Ernst & Young LLP

Boston, Massachusetts

February 25, 2013